As filed with the Securities and Exchange Commission on October 7, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______
FORM S‑8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______
CAE INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
_______
8585 Côte-de-Liesse
Saint-Laurent, Québec, Canada H4T 1G6
(Address of Principal Executive Offices)
_______
CAE INC. EMPLOYEE STOCK PURCHASE PLAN,
as amended and restated effective October 1, 2022
(Full title of the Plan)
_______
CAE (US) Inc.
4908 Tampa West Boulevard
Tampa, FL 33634
(Name and address of agent for service)
Tel: (813) 517-2243
(Telephone number, including area code, of agent for service)

Copy to:
Mark Hounsell General Counsel, Chief Compliance Officer & Corporate Secretary
CAE Inc.
8585 Côte-de-Liesse
Saint-Laurent, Québec, Canada H4T 1G6
Tel : (514) 341-6780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer ☐ Non-Accelerated filer	☐ Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this "Registration Statement") is filed by CAE Inc. (the “Registrant”) relating to the issuance of up to 15,000,000 common shares, without par value, in the capital of the Registrant (the “Common Shares”), including associated Common Share purchase rights pursuant to the Registrant’s Shareholder Rights Plan, which purchase rights will trade together with the Common Shares, available for future purchase under the CAE Inc. Employee Stock Purchase Plan, as amended and restated effective October 1, 2022 (the "Employee Stock Purchase Plan"), and are in addition to the Common Shares registered on the Registrant’s Registration Statement on Form S-8 filed on July 26, 2002 (Registration No. 333-97185) (the "Prior Registration Statement"). On May 19, 2022, the Registrant approved an amendment and restatement of the Employee Stock Purchase Plan.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. General Plan Information.*
ITEM 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part 1 of Form S-8 with respect to the Employee Stock Purchase Plan will be delivered to plan participants pursuant to Rule 428(b)(1) of the Securities Act. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

a.The Registrant’s Annual Report on Form 40-F filed with the Commission on June 23, 2022 (Commission File No. 1-31402); and

b.The description of the Common Shares, included in the registration statement on Form F-10 filed with the Commission on November 16, 2020 (Commission File No. 333-250113).

In addition, all reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports or documents. The Registrant may incorporate by reference its future reports on Form 6-K by stating in those reports that they are being incorporated by reference into this Registration Statement.

Any statement contained herein or in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed report or document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or such other entity, if (a) he or she acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of such other entity, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Where that action is by or on behalf of the corporation or that other entity, the approval of the court is also required.

In accordance with the CBCA, the By-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request, as a director or officer of another entity, and the heirs and legal representatives of such a person to the extent permitted under the CBCA.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers of the Registrant for losses as a result of claims based upon their acts or omissions as directors and officers, including liabilities under the Securities Act of 1933, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the CBCA.

ITEM 7. Description of Securities.

Not applicable.

ITEM 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Exhibit Description
4.1
Registrant’s Articles of Amalgamation dated April 1, 2014 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 20, 2016 (Commission File No. 333-213708))

4.2
Registrant’s By-laws, adopted by the Registrant’s Board of Directors on February 6, 2015 and confirmed by the Registrant’s shareholders on August 12, 2015 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 20, 2016 (Commission File No. 333-213708))

4.3	CAE Inc. Employee Stock Purchase Plan, as amended and restated effective October 1, 2022
5.1	Opinion of Norton Rose Fulbright Canada LLP
23.1	Consent of Norton Rose Fulbright Canada (contained in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, Montreal, Quebec.
24.1	Power of Attorney (contained on signature page of this Registration Statement).
107	Filing Fee Tables

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement); and;

iii.to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on this 7th day of October, 2022.

CAE INC.

By: /s/ Mark Hounsell
Name: Mark Hounsell
Title: General Counsel, Chief Compliance Officer and Corporate Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Sonya Branco and Mark Hounsell as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of CAE Inc. (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on October 7th, 2022:

Signature	Title

/s/ Marc Parent Marc Parent	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Margaret S. (Peg) Billson Margaret S. (Peg) Billson	Director

/s/ Michael M. Fortier Michael M. Fortier	Director

/s/ Marianne Harrison Marianne Harrison	Director

/s/ Alan N. MacGibbon Alan N. MacGibbon	Director

/s/ Mary Lou Maher Mary Lou Maher	Director

/s/ François Olivier François Olivier	Director

/s/ David Perkins David Perkins	Director

/s/ Michael E. Roach Michael E. Roach	Director

/s/ Patrick M. Shanahan Patrick M. Shanahan	Director

/s/ Andrew J. Stevens Andrew J. Stevens	Director

/s/ Sonya Branco Sonya Branco	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

/s/ Constantino Malatesta Constantino Malatesta	Vice President and Corporate Controller (Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CAE Inc., has signed this Registration Statement in the City of Tampa, State of Florida on October 7th, 2022.

AUTHORIZED U.S. REPRESENTATIVE

By: /s/ Sarah M. Graves
Name: Sarah M. Graves
Title: Vice President & General Counsel
Defense & Security, CAE USA Inc. and Authorized Representative